Palmer
Kazanjian
Wohl
Perkins LLP

Labor, Employment & Business Litigation

August 18, 2008

VIA EMAIL AND REGULAR MAIL

Craig Miller
Manatt, Phelps & Phillips LLP
One Embarcadero Center, 30th Floor
San Francisco, CA 94111

Re: Guy Archbold Employment
CORRECTION: Demand to Cure Breach of Agreement

Dear Mr. Miller:

Due to inadvertent clerical error, the resignation date of Mr. Guy Archbold stated in my letter of August 15 2008 must be revised and corrected. It is Mr. Archbold's intention to provide the Company, Mr. Medearis and Mr. Smith the full period required by the Employment Agreement to cure the unlawful actions noted in my August 15 letter.

Accordingly, the fifth full paragraph on page two of my August 15, 2008 letter should stricken and revised to state as follows:

> Accordingly, this letter is notice to the Company, Medearis, and Smith demanding cure of these unlawful actions within twenty (20) days of this letter as required by section 6(c) of the Agreement. Mr. Archbold hereby tenders his resignation effective September 5, 2008, unless cure, as required by the Agreement, occurs within the mandated time period. If, prior to September 5, 2008, a new board of directors is properly constituted and the unlawful actions are cured, Mr. Archbold will rescind his resignation and continue to serve in the capacity of Company CEO or other position satisfactory to the new board of directors.

We apologize for any inconvenience this error may have caused. If you have any questions, you may contact me directly.

Very truly yours,

Treaver K. Hodson

TKH/sr

cc: Charles Post, Weintraub Genshlea Chediak (counsel for Medearis and Smith)

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